Rockwell Medical Reports Preliminary Unaudited Fourth Quarter and Full-Year 2025 Financial Results

Wixom, Michigan, January 20, 2026 – Rockwell Medical, Inc. (the "Company") (Nasdaq: RMTI), a healthcare company that develops, manufactures, commercializes, and distributes a portfolio of hemodialysis products to dialysis providers worldwide, today announced preliminary unaudited financial results for the three months and twelve months ended December 31, 2025.

"Our preliminary financial results for the fourth quarter 2025 reflect our unrelenting drive towards making Rockwell Medical a profitable company and positioning the Company for long-term stability and success," said Mark Strobeck, Ph.D., President and CEO of Rockwell Medical. "We saw a considerable increase in revenue, were cash flow positive, were Adjusted EBITDA positive, and we improved our cash position. Additionally, we continued to improve on our operational efficiencies and reduce expenses, which resulted in a gross margin of 22% in Q4, representing a notable improvement over every quarter in 2025. As we look to 2026, we are focused on three main areas: revenue growth, increased profitability, and portfolio diversification."

Preliminary Unaudited Fourth Quarter and Full-Year 2025 Financial Highlights

•The Company expects net sales for the fourth quarter 2025 to be approximately $18.6 million. The Company expects net sales for the full-year 2025 to be approximately $69.5 million.
•The Company expects gross margin for the fourth quarter 2025 to be approximately 22%, up from 14% in the third quarter 2025.
•The Company expects to report cash flow from operations of approximately $2.3 million in the fourth quarter 2025, which represents the second cash flow positive quarter in 2025. As a result, cash and cash equivalents and investments available-for-sale at December 31, 2025 are expected to increase to approximately $25 million.

The preliminary unaudited financial results described herein are based on management’s initial analysis for the three months and twelve months ended December 31, 2025 and are subject to adjustments based on the Company’s completion of its year-end financial close process.

About Rockwell Medical

Rockwell Medical, Inc. (Nasdaq: RMTI) is a healthcare company that develops, manufactures, commercializes, and distributes a portfolio of hemodialysis products for dialysis providers worldwide. Rockwell Medical's mission is to provide dialysis clinics and the patients they serve with the highest quality products supported by the best customer service in the industry. Rockwell is focused on innovative, long-term growth strategies that enhance its products, its processes, and its people, enabling the Company to deliver exceptional value to the healthcare system and provide a positive impact on the lives of hemodialysis patients. Hemodialysis is the most common form of end-stage kidney disease treatment and is typically performed in freestanding outpatient dialysis centers, hospital-based outpatient centers, skilled nursing facilities, or a patient’s home. Rockwell Medical's products are vital to vulnerable patients with end-stage kidney disease, and the Company is relentless in providing unmatched reliability and customer service. Certified as a Great Place to Work® in 2023, 2024 and 2025, and named Fortune

Best Workplaces in Manufacturing & Production™ in 2024 and 2025, Rockwell Medical is Driven to Deliver Life-Sustaining Dialysis Solutions™. For more information, visit www.rockwellmed.com.

Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the federal securities laws. Words such as, "may," "might," "will," "should," "believe," "expect," "anticipate," "estimate," "continue," "could," "can," "would," "develop," "plan," "potential," "predict," "forecast," "project," "intend," "look forward to," "remain confident," “are determined,” “are committed to,” “are on track,” “are resolute in our vision,” "work to," "drive towards," “focused on,” “seeks to” or the negative of these terms, and similar expressions, or statements regarding intent, belief, or current expectations, are forward looking statements. Such statements include statements relating to: Rockwell Medical’s preliminary unaudited financial results for the three months and twelve months ended December 31, 2025 and other preliminary estimates or future financial condition and operating results, and Rockwell Medical’s focus on increasing revenue, delivering sustainable profitability, reducing costs, and further diversifying its portfolio of products to deliver continued growth and create lasting value for shareholders. While Rockwell Medical believes these forward-looking statements are reasonable, undue reliance should not be placed on any such forward-looking statements, which are based on information available to us on the date of this release. These forward-looking statements are based upon current estimates and assumptions and are subject to various risks and uncertainties (including, without limitation, those set forth in Rockwell Medical's SEC filings), many of which are beyond our control and subject to change. Actual results could be materially different. Risks and uncertainties include, but are not limited to those risks more fully discussed in the "Risk Factors" section of our Annual Report on Form 10-K for the year ended December 31, 2024, as such description may be amended or updated in any future reports we file with the SEC. Rockwell Medical expressly disclaims any obligation to update our forward-looking statements, except as may be required by law.

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CONTACT:
(248) 432-1362
IR@RockwellMed.com